UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Registration Statement
on Form S-8
Under the Securities Act of 1933

Hotel Outsource Management International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	13-4167393
(State of Incorporation)	(IRS Employer Identification Number)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

Advisory and Consulting Agreement
(Full title of the plan)

Andrea I. Weinstein, Schonfeld & Weinstein, L.L.P., 80 Wall Street, Suite 815, New York, NY 10005
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sales under the Plan:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 6
Exhibit Index begins on sequentially numbered page: 5

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001	48,387	$0.295(1)	$14,274	$1.53
(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the volume based average of the high and low price of the Registrant's common stock on OTCBB on September 19, 2007.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. PLAN INFORMATION

The Registrant, Hotel Outsource Management International, Inc., a Delaware corporation ("HOMI” or the "Registrant"), has agreed to issue 48,387 shares of common stock as compensation for services provided by Aryeh Reif, Adv. This compensation is for bona fide legal consulting services provided by Mr. Reif to HOMI in connection with HOMI’s development of new products and long-term strategic planning.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

N/A

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

- Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2007 and June 30, 2007, as filed with the Commission;
- Registrant’s annual report filed on Form 10-KSB for the year ended December 31, 2006;
- The description of the Registrant's common stock is set forth in the Registrant's registration statement on Form SB-2 filed with the SEC on August 2, 2007.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

N/A

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

N/A

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Section 145 of the Delaware General Corporation Law, HOMI's Certificate of Incorporation provides that HOMI shall, to the fullest extent permitted by law, indemnify all directors, officers, incorporators, employees and agents of HOMI against liability for certain of their acts. HOMI's Certificate of Incorporation also provides that, with certain exceptions, no director of HOMI will be liable to HOMI for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

Section 145 of the General Corporation Law of Delaware provides in pertinent part as follows:

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of he corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsection (a) and (b) of this section (unless ordered by a court shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by he board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer of director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board deems appropriate.

(f) The indemnification and advancement of expense provided by, or granted pursuant to, the subsections of this section shall not be deemed exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under his section.

(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporations as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans' references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and reference to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a persons.

In accordance with Section 102(b)(7) of the GCL, Article Seven of the Certificate of Incorporation of the Registrant eliminates the personal liability of the Company's directors to HOMI or its stockholders for monetary damages for breach of their fiduciary duties as a director, with certain exceptions set forth in said Section 102(b)(7).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of HOMI pursuant to the foregoing provisions or otherwise, HOMI has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

N/A

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
5.1	Opinion of Schonfeld & Weinstein, L.L.P., regarding legality of the securities, filed herewith.
23.1	Consent of Schonfeld & Weinstein, L.L.P., contained in Exhibit 5.1 filed herewith.
23.2	Consent of Barzily & Co., Certified Public Accountants, filed herewith.
23.3	Consent of Kingery & Crouse, P.A., Certified Public Accountants, filed herewith.

ITEM 9. UNDERTAKINGS

(a) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-described provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 19th day of September, 2007.

Hotel Outsource Management International, Inc.
By:	/s/ Jacob Ronnel
Jacob Ronnel, President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	/s/	Jacob Ronnel		/s/	Ariel Almog
	Jacob Ronnel, President, Director			Ariel Almog, Secretary, Director
Dated:	September 19, 2007		Dated:	September 19, 2007

	/s/	Linor Labandter		/s/	Avraham Bahry
	Linor Labandter, Chief Financial Officer			Avraham Bahry, Director
Dated:	September 19, 2007		Dated:	September 19, 2007

	Jacob Faigenbaum, Director			Jules Polak, Director
Dated:	September 19, 2007		Dated:	September 19, 2007

	/s/	Yoav Ronen		/s/	Philippe Schwartz
	Yoav Ronen, Director			Philippe Schwartz, Director
Dated:	September 19, 2007		Dated:	September 19, 2007

	/s/	Uri Kellner
Uri Kellner, Director
Dated:	September 19, 2007